As filed with the Securities and Exchange Commission on November 9, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ILLUMINA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0804655 (I.R.S. Employer Identification No.)

9885 Towne Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip code)

2005 Stock and Incentive Plan
(Full title of plan)

Jay T. Flatley
President and Chief Executive Officer
Illumina, Inc.
9885 Towne Centre Drive, San Diego, California 92121
(Name and address of agent for service)
(858) 202-4500
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share(2)	price(2)	registration fee
Common stock, par value $0.01 per share, including related rights to purchase Series A Junior Participating Preferred Stock(3)	11,542,358 shares	$15.525	$179,195,108	$21,092

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq National Market on November 4, 2005.
(3)	Each share of the registrant’s common stock being registered hereunder, if issued before the termination of the registrant’s preferred share rights agreement, includes Series A Junior Participating Preferred Stock purchase rights. Before the occurrence of certain events, the Series A Junior Participating Preferred Stock purchase rights will not be exercisable or evidenced separately from the registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees in accordance with Rule 428 under the Securities Act of 1933, as amended.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The SEC allows us to “incorporate by reference” into this registration statement the information we have filed with the SEC. Any statement in a document we incorporate by reference into this registration statement will be considered to be modified or superseded to the extent a statement contained in this registration statement or any other subsequently filed document that is incorporated by reference into this registration statement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this registration statement, except as modified or superseded.
We incorporate by reference into this registration statement the information contained in the documents listed below, which is considered to be a part of this registration statement:
•	our annual report on Form 10-K for the fiscal year ended January 2, 2005, filed with the SEC on March 8, 2005, as amended on Form 10-K/As, filed with the SEC on March 29, 2005 and April 28, 2004 (file no. 000-30361);

•	our quarterly reports filed on Form 10-Q for the fiscal quarters ended April 3, 2005, July 3, 2005 and October 2, 2005, filed with the SEC on April 29, 2005, August 8, 2005 and November 3, 2005, respectively (file no. 000-30361);

•	our current reports on Form 8-K, excluding the portions that were “furnished” (and not “filed”) in accordance with SEC rules, filed with the SEC on February 22, 2005, February 24, 2005, March 3, 2005, April 14, 2005, April 15, 2005, May 4, 2005, June 21, 2005 and July 5, 2005 (file no. 000-30361);

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 14, 2000, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361);

•	The description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on May 14, 2001, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361); and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation and bylaws include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, and require us to indemnify our directors and officers, in each case to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief may remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of us or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws.
We have entered into indemnification agreements with Jay T. Flatley, John R. Stuelpnagel, David L. Barker, Robert C. Kain, William H. Rastetter and David R. Walt. These indemnification agreements generally indemnify these individuals to the fullest extent permitted by law and require us to advance to the individual any and all expenses (including attorneys’ fees) incurred in investigating or defending covered claims, subject to certain exceptions.
Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against any such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145. We currently maintain directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1(1)	Specimen common stock certificate
4.2(2)	Amended and Restated Stockholder Rights Agreement, dated as of November 5, 1999, by and among Illumina, Inc. and certain stockholders of Illumina, Inc.
4.3(3)	Rights Agreement, dated as of May 3, 2001, between Illumina, Inc. and Equiserve Trust Company, N.A.
4.4(4)	2005 Stock and Incentive Plan
5.1	Opinion of Dewey Ballantine LLP, counsel to Illumina, Inc., regarding the legality of the common stock being registered
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Consent of Ernst & Young LLP, independent auditors
23.3	Consent of Dewey Ballantine LLP (contained in exhibit 5.1)
24.1	Power of attorney (contained in signature page)

(1)	Incorporated by reference to Exhibit 4.1 to Illumina, Inc.'s registration statement on Form S-1 (File No. 333-33922) filed with the SEC on April 3, 2000, as amended.

(2)	Incorporated by reference to Exhibit 4.2 to Illumina, Inc.'s registration statement on Form S-1 (File No. 333-33922) filed with the SEC on April 3, 2000, as amended.

(3)	Incorporated by reference to Exhibit 4.3 to Illumina, Inc.'s registration statement on Form 8-A (File No. 000-30361) filed with the SEC on May 14, 2001.

(4)	Incorporated by reference to Appendix A of Illumina, Inc.'s definitive proxy statement on Schedule 14A (File No. 000-30361) filed with the SEC on May 17, 2005.
Item 9. Undertakings.
The undersigned registrant hereby undertakes
1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2.	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 9, 2005.

Illumina, Inc.
By:	/S/ Jay T. Flatley
Jay T. Flatley
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Jay T. Flatley and Christian O. Henry, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Jay T. Flatley Jay T. Flatley	President, Chief Executive Officer and director (principal executive officer)	November 9, 2005

/S/ Christian O. Henry Christian O. Henry	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 9, 2005

/S/ John R. Stuelpnagel John R. Stuelpnagel	Director	November 9, 2005

/S/ Daniel M. Bradbury Daniel M. Bradbury	Director	November 9, 2005

/S/ Karin Eastham Karin Eastham	Director	November 9, 2005

/S/ Paul Grint Paul Grint	Director	November 9, 2005

/S/ William H. Rastetter William H. Rastetter	Director	November 9, 2005

/S/ David R. Walt David R. Walt	Director	November 9, 2005